Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-36981, No. 33-91196, No. 333-60665, No. 333-69042, No. 333-128363, No. 333-128364, No. 333-148502, No. 333-184202, No. 333-201997, No. 333-206123 and No. 333-211222 on Form S-8 of our report relating to the consolidated financial statements of Orbital ATK, Inc. and subsidiaries, dated May 29, 2015 (February 23, 2017 as to the effects of the restatement discussed in Note 1 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of Orbital ATK, Inc. for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP

McLean, VA
April 28, 2017